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                                                                Exhibit 99.1

                             THOR INDUSTRIES, INC.
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      419 WEST PIKE STREET O P.O. BOX 629 O JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 O FAX 937-596-6539

                              N E W S R E L E A S E
                              ---------------------


Date:    August 3, 2004
Contact: Wade F. B. Thompson or Peter Orthwein


                 THOR ANNOUNCES RECORD SALES FOR QUARTER, YEAR;
                             BACKLOG AT RECORD HIGH.

Thor Industries, Inc. (NYSE:THO), the nation's largest manufacturer of recreation vehicles and the leading builder of mid-size buses, announced today record preliminary sales for the quarter and 12 months ended July 31, 2004.

Sales in the quarter were $624 million, up 48% from $422 million last year. RV sales in the quarter were $571 million, up 56% from $367 million last year. Damon, acquired on September 2, 2003, accounted for $53 million in RV sales in the quarter. Bus sales in the quarter were $53 million versus $55 million last year.

Sales in the 12 months were $2.187 billion, up 39% from $1.571 billion last year. RV sales in the 12 months were $1.972 billion up 46% from $1.354 billion last year. Damon sales were $210 million for the year. Bus sales in the 12 months were $215 million, versus $217 million last year.

Backlog on July 31, 2004 was a record for this time of the year at $495 million, up 60% from $309 million last year. RV backlog was $361 million, up 79% from $201 million last year. Last year excludes Damon which accounts for $25 million of the backlog this year. Bus backlog was $134 million, up 24% from $108 million last year. Audited results are expected to be announced in approximately 8 weeks.


This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.